UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported):September 11, 2012

EXTREME NETWORKS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-25711	77-0430270
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

3585 Monroe Street

Santa Clara, California 95051

(Address of principal executive offices)

Registrant’s telephone number, including area code:(408) 579-2800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

As previously announced on September 11, 2012, Extreme Networks, Inc. (the “Company”) completed escrow on the sale of its corporate campus in Santa Clara, California. In connection with the sale, the Company entered into a lease agreement (the “Lease Agreement”) with 3515-3585 Monroe Street, llc for 132,864 square feet of office space. The Lease Agreement commences immediately and expires on August 31, 2014, but is terminable before then by the Company upon 30 days notice. The foregoing description of the Lease Agreement is qualified in its entirety by reference to the full text of the Lease Agreement, which includes a schedule of applicable monthly rent, a copy of which is filed herewith as Exhibit 10.1 and incorporated herein by reference.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 13, 2012, in order to orient the compensation of Oscar Rodriguez, the Company’s President and Chief Executive Officer, to be more increasingly performance based, the Company entered into an amendment to the Offer of Employment, dated July 29, 2010, between Mr. Rodriguez and the Company (the “Amendment”). Under the Amendment, effective as of November 15, 2012, Mr. Rodriguez’s annual salary will be decreased from $550,000 to $524,000, less applicable taxes and withholdings, and the annual target for which he will be eligible to participate in the Company’s Executive Incentive Plan will be increased from 100% to 110% of his annual base salary. Other than as set forth in the Amendment, the Offer of Employment remains unchanged. The foregoing description of the Amendment is qualified in its entirety by reference to the full text of the Amendment, a copy of which is filed herewith as Exhibit 10.2 and incorporated herein by reference.

Item 9.01.	Exhibits.

(d) Exhibits.

10.1	Lease, dated September 11, 2012, between Extreme Networks, Inc., and . 3515-3585 Monroe Street, llc.

10.2	Amendment to Offer of Employment, dated September 13, 2012, between Extreme Networks, Inc., and Oscar Rodriguez.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 17, 2012

EXTREME NETWORKS, INC.

By:	/s/ Diane Honda
Diane Honda
Vice President, General Counsel & Secretary

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